                                                                 EXHIBIT (21)


SUBSIDIARIES OF NEWMONT GOLD COMPANY

NAME                                     OWNERSHIP      PLACE OF INCORPORATION
Santa Fe Pacific Gold Corporation       100% by NGC            Delaware

Hospah Coal Company                     100% by NGC            Delaware

Minera Yanacocha, S.A.                51.35% by NGC            Peru

PT Newmont Minahasa Raya                 80% by NGC            Indonesia